FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

MEMPHIS 2004.0 L.P.

DECEMBER 31, 2007

MEMPHIS 2004.0 L.P.

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners

MEMPHIS 2004.0 L.P.

We have audited the accompanying balance sheet of MEMPHIS 2004.0 L.P., as of December 31, 2007 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MEMPHIS 2004.0 L.P. as of December 31, 2007 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Pailet, Meunier and LeBlanc, L.L.P.

Metairie, Louisiana
October 27, 2008

3421 N. Causeway Blvd., Suite 701 • Metairie, LA 70002 • Telephone (504) 837-0770 • Fax (504) 837-7102

Member of
IGAF Worldwide Member Firms in Principal Cities • PCAOB - Public Company Accounting Oversight Board
AICPA: Center for Public Company Audit Firms (SEC) • Governmantal Audit Quality Center • Private Companies Practice Section (PCPS)

MEMPHIS 2004.0 L.P.

BALANCE SHEET

DECEMBER 31, 2007

ASSETS
Assets
Cash and cash equivalents	51,157
Accounts receivable	42,279
Land	313,000
Fixed Assets, net of accumulated depreciation	12,895,996
Intangible assets, net of accumulated amortization	161,392

Total assets	$13,463,824

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Security deposits payable	51,092
Accrued expenses	176,651
Due to related parties	1,921,657
Developer fee payable	1,068,487
Construction loan payable	5,983,925

Total Liabilities	9,201,812

Partners' capital	4,262,012

Total liabilities and partners' capital	$13,463,824

See accompanying notes

MEMPHIS 2004.0 L.P.

STATEMENT OF OPERATIONS

DECEMBER 31, 2007

Revenue
Rental revenue	$900,938
Other revenue	2,079
Total revenue	903,017

Operating expenses
General and administrative	29,271
Utilities	17,980
Tax and insurance	253,398
Management fees	81,985
Repairs and maintenance	103,573
Marketing and advertising	9,798
Legal and other professional fees	46,641

Total operating expenses	542,646

Operating income	360,371
Other income and (expenses)
Interest expense	513,819
Depreciation and amortization	471,682

Net other income and (expenses)	985,501

Net income (loss)	$(625,130)

See accompanying notes

MEMPHIS 2004.0 L.P.

STATEMENT OF CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2007

	General Partner	Limited Partners	Total Partners' Capital
Balance - January 1, 2007	$65	$3,904,707	$3,904,772

Contributions by Members	-	982,370	982,370

Net Income (Loss)	(63)	(625,067)	(625,130)

Balance - December 31, 2007	2	$4,262,012	$4,262,012

See accompanying notes

MEMPHIS 2004.0 L.P.

STATEMENT OF CASH FLOWS

DECEMBER 31, 2007

Cash flows from operating activities:
Net Income	$(625,130)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	471,682
(Increase) decrease in accounts receivable	(42,279)
Increase (decrease) in accounts payable	24,902
Increase (decrease) in accrued liabilities	171,935
Total adjustments	626,240
Net cash provided (used) by operating activities	1,110

Cash purchases of fixed assets	(808,234)
Net cash provided (used) by investing activities	(808,234)

Cash flows from financing activities:
Increases in construction loan payable	6,175
Contributions from members	982,370
Principal payments (advances) on loans from members	(158,107)
Net cash provided (used) by financing activities	830,438

Net increase (decrease) in cash and equivalents	23,314
Cash and equivalents, beginning of year	27,843

Cash and equivalents, end of year	$51,157

See accompanying notes

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE A - NATURE OF OPERATIONS

Memphis 2004.0 L.P. (the "Partnership") was formed under the laws of the State of Tennessee to conduct the business of owning and operating real property located in Memphis, Tennessee. The Partnership owns Memphis 144, a 144-home scattered site property (the "Property"), developed and operated under the low-income housing tax credit program.

The Partnership is owned 99.98% by the limited partner, WNC Housing Tax Credit Fund VI, L.P., Series 12, and 0.01% by the special limited partner, WNC Housing, L.P., collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively the "General Partner," own the remaining 0.01%.

Profits and losses are generally allocated 0.01% and 99.99% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated April 11, 2005 ("Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners are required to provide capital contributions totaling $5,249,475. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. As of December 31, 2007, the General Partner had provided $100 of capital contributions. As of December 31, 2007, the Limited Partners provided cumulative capital contributions totaling $5,249,475.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the acquisition date. Restricted cash is not considered cash equivalents.

Concentration of credit risk

The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institutions' federally insured limits. The Partnership has not experienced any losses in such accounts.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Fixed Assets

Buildings of $13,465,293 are recorded at cost and depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2007 was $465,154. Accumulated depreciation as of December 31, 2007 was $569,297.

Intangible assets

Intangible assets include permanent loan fees of $70,000 which are amortized over 30 years, and tax credit fees of $40,320 and monitoring fees of $57,600 which are amortized over 15 years using the straight-line method. Amortization expense for the year ended December 31, 2007 was $6,528. As of December 31, 2007, accumulated amortization was $6,526.

Impairment of long-lived assets

The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2007.

Income taxes

Income or loss of the Partnership is allocated .01% to the General Partner and 99.99% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Revenue recognition

Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning, and damages and is recorded when earned.

Economic concentrations

The Partnership operates a scattered site property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE C - RELATED PARTY TRANSACTIONS Due to related parties

The General Partner has advanced funds on behalf of the Partnership to pay costs related to the construction of the Property. As of December 31, 2007, construction costs payable of $1,878,844 are included in due to related parties and are payable from available cash flow.

Buehler Enterprises, Inc., an affiliate of the General Partner, has advanced funds on behalf of the Partnership to pay costs related to operating expenses incurred by the Partnership. As of December 31, 2007, $42,813 of such costs are included in due to related parties on the accompanying balance sheet. This amount is payable from available cash flow.

Developer fee payable

Pursuant to the Development Agreement, Buehler Enterprises, Inc. earned a developer fee of $1,149,487 related to the development of the Property. The entire developer fee has been capitalized into fixed assets. As of December 31, 2007, the balance sheet reflects a developer fee payable in the amount of $1,068,487 which is payable from available cash flow.

Property management fee

Buehler Enterprises, Inc. manages the Property pursuant to a management agreement dated January 2, 2004. The management agreement provides for a management fee of 8% of monthly rental collections. For the year ended December 31, 2007, management fees of $72,985 were expensed to operations. As of December 31, 2007, management fees of $22,830 remained payable and are included in accrued expenses on the accompanying balance sheet.

Asset management fee

Pursuant to the Partnership Agreement, beginning in 2007, the Partnership shall pay to the Limited Partner, an annual asset management fee equal to $9,000, increasing by 3% annually, for the Limited Partner's services in assisting with the preparation of tax returns and other reports. For the year ended December 31, 2007, a fee of $9,000 was expensed to operations. As of December 31, 2007, an accrued asset management fee of $9,000 is included in accrued expenses on the accompanying balance sheet. This amount is payable from available cash flow.

MEMPHIS 2004.0 L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE D - CONSTRUCTION LOAN PAYABLE

The Partnership obtained a construction loan from Wachovia Bank. The terms are set forth below:

Loan amount:	$6,000,000
Interest rate:	Variable
Original maturity date:	December 20, 2006

Per the terms of the loan agreement, Wachovia Bank at its sole discretion, may extend the term of the construction loan should the conversion to permanent financing not occur before the original maturity date. As of December 31, 2007, conversion had not yet occurred. The construction loan payable is secured by a deed of trust on the Property. Interest on the loan is payable in monthly installments. As of December 31, 2007, the construction loan payable balance was $5,983,925.

NOTE E LOW-INCOME HOUSING TAX CREDITS

The Partnership expects to generate an aggregate of $7,000,000 of federal low-income housing tax credits ("Tax Credits"). Such Tax Credits become available for use by its partners pro-rata over a ten-year period that began in 2006. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

As of December 31, 2007, the Partnership had generated $792,351 of Tax Credits.

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,
2008	$700,000
2009	700,000
2010	700,000
2011	700,000
2012	700,000
Thereafter	2,707,649

Total	$6,207,649